Exhibit 99.1

News Release

For Immediate Release	July 23, 2004

CARROLLTON BANCORP REPORTS QUARTERLY DIVIDEND, A DIVIDEND INCREASE, & 108% INCREASE IN EARNINGS

BALTIMORE, MARYLAND - Carrollton Bancorp (NASDAQ: CRRB) announced today a quarterly dividend of $0.10 per share, which is a $.01 dividend increase, payable September 1, 2004 to shareholders of record on August 12, 2004.  Robert A. Altieri, President & CEO, stated that the cash dividend rate was based on stable current earnings and future prospects for the Company. Mr. Altieri reported that net income for the quarter ended June 30, 2004 increased 108% to $551,000, or $0.19 per share, compared to $265,000, or $0.09 per share for the same period of 2003.  In addition, net income for the six months ended June 30, 2004 increased 68% to $1,031,000, or $0.36 per share, compared to $614,000, or $0.22 per share, for the same period of 2003.

The commitment to the Company’s business strategies set forth in 2001, to focus upon and increase the commercial lending portfolio, continues to show positive results.  Commercial real estate and business loans at June 30, 2004 were $138 million compared to $128 million at the same time last year.  This represents an increase of nearly 8%.  For the same period mentioned above, total loans increased 8%.  The great majority of new loans carry a term of less than five years.  The strategy is to remain short to be able to react more favorably to interest rate fluctuations.

The Company’s net interest margin improved to 4.16% compared to 3.07% for the same period last year.  The increased NIM primarily was a result of the Company (1) increasing its non-interest bearing deposits (15% over prior year); (2) increasing the Company’s commercial real estate and loan portfolio; and, (3) repricing approximately  $31.4 million in high funding cost of certificate of deposits originated in 2000.

Noninterest income continues to be a large contributor to the Company’s profitability during this transition period.  Noninterest income for the first six months of 2004 was $4,826,000 compared to $4,088,000 in 2003, an increase of 18%. Part of that income is derived from Carrollton Mortgage Services, Inc., which is a full service mortgage subsidiary of Carrollton Bank offering mortgage products that are being originated and sold in the secondary market.

While market conditions continue to adversely impact the profitability of Carrollton Financial Services, Inc. (“CFS”), our brokerage subsidiary, commission revenues have improved. CFS recognized fee income from brokerage activities of $351,000 in 2004 compared to $241,000 for the comparable six month period of 2003, a 46% increase.  The Company’s efforts to increase brokerage fee income by licensing existing sales associates to market specific products in our Financial Centers in 2003 has proven successful.

Mr. Altieri stated that management and the Board of Directors believe that earnings will continue to improve based on monthly results and economic forecasts.  We believe the direction and approach we are taking for the future is the proven approach for a more profitable commercial bank.  While the prevailing low interest rates on loan products on which we are currently focusing strains our net interest margin, we believe the Company addressed its interest rate sensitivity issues and is in great shape to take advantage of an interest rate increase.  We have informed our shareholders of our course of action as well as the fact that it is a multi-year transformation, and we believe that our shareholders see the value in the long-term prospects for the Company, and will bear with us in the process.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of ten branch offices in central Maryland and a network of 155 ATMs located in Maryland, Virginia, and West Virginia.  All ATMs will be fully depreciated prior to the fourth quarter of 2004.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions.  Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows.  For additional information, contact Randall M. Robey, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS

Carrollton Bancorp

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003	%Change	2004	2003	%Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	2,849,038	2,133,753	34%	5,503,764	4,431,749	24%
Provision for loan losses	—	121,500	-100%	—	243,000	-100%
Noninterest income	2,564,886	2,175,138	18%	4,826,308	4,088,434	18%
Noninterest expenses	4,570,715	3,833,056	19%	8,792,760	7,366,045	19%
Income taxes	292,376	89,574	226%	506,452	297,133	70%
Net income	550,833	264,761	108%	1,030,860	614,005	68%

Per Share
Net income	0.19	0.09	108%	0.36	0.22	68%
Cash dividends declared	0.09	0.09	0%	0.18	0.18	0%
Book value				12.10	12.11	0%
Common stock closing price				16.05	17.25	-7%

At June 30
Short term investments				4,999,541	23,601,237	-79%
Investment securities				53,376,793	81,926,654	-35%
Gross loans (net of unearned income) (a)				215,646,457	199,551,266	8%
Earning assets				272,665,151	303,579,746	-10%
Total assets				306,118,005	338,957,385	-10%
Total deposits				209,585,093	241,755,796	-13%
Shareholders’ equity				34,284,625	34,228,440	0%

Common shares outstanding				2,832,733	2,826,687

Average Balances
Short term investments	9,392,548	26,499,541	-65%	10,222,620	23,001,367	-56%
Investment securities (b)	52,737,762	75,950,857	-31%	54,075,805	73,302,170	-26%
Gross loans (net of unearned income) (a)	207,044,648	195,727,969	6%	203,031,660	198,225,253	2%
Earning assets	271,424,958	297,086,737	-9%	269,580,085	296,984,541	-9%
Total assets	304,062,320	328,685,665	-7%	302,324,992	325,775,600	-7%
Total deposits	213,333,263	232,984,296	-8%	209,533,047	231,114,832	-9%
Shareholders’ equity	34,177,068	34,224,216	0%	34,116,456	34,083,799	0%

Earnings Ratios
Return on average total assets	0.72%	0.32%		0.68%	0.38%
Return on average shareholders’ equity	6.45%	3.09%		6.04%	3.60%
Net yield on average earning assets	4.26%	2.94%		4.16%	3.07%
Interest rate spread	3.83%	2.45%		3.71%	2.57%

Credit Ratios
Nonperforming assets as a percent of period-end loans and other real estate
Allowance to total loans				0.63%	0.74%
Net loan losses to average loans	0.02%	0.03%		1.67%	1.88%
				0.02%	0.04%
Capital Ratios (period end)
Shareholders’ equity to total assets				11.20%	10.10%
Leverage capital				10.34%	9.53%
Tier 1 risk-based capital				13.37%	13.62%
Total risk-based capital				15.08%	15.26%

(a)  Includes loans held for sale

(b)  Excludes market value adjustment on securities available for sale

CARROLLTON BANCORP

($ 000)

	June 30,
	2004	2003	% Change

Loans, net of unearned income (a)	$215,646	$199,551	8%
Allowance for loan losses	3,608	3,749	-4%
Investment Securities	53,377	81,927	-35%
Total Assets	306,118	338,957	-10%

Deposits	209,585	241,756	-13%
Stockholders’ Equity	34,285	34,228	0%

Shares Outstanding	2,832,733	2,826,687

	Three Months ended June 30,
	2004	2003	% Change

Net Interest Income	$2,849	$2,134	34%
Provision For Loan Losses	0	122	-100%
Net Income	551	265	108%

Per Share: basic	$0.19	$0.09	108%
Per Share: diluted	0.19	0.09	114%
Return on Average Assets	0.72%	0.32%	126%
Return on Average Equity	6.45%	3.09%	109%

	Six Months ended June 30,
	2004	2003	% Change

Net Interest Income	$5,504	$4,432	24%
Provision For Loan Losses	0	243	-100%
Net Income	1,031	614	68%

Per Share: basic	$0.36	$0.22	68%
Per Share: diluted	0.36	0.22	64%
Return on Average Assets	0.68%	0.38%	79%
Return on Average Equity	6.04%	3.60%	68%

(a)  Includes loans held for sale